Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Todd E. Paulson, Chief Financial Officer
(763) 475-1400

ProstaLund:
Magnus Bolmsjo, Ph.D.
President and CEO
ProstaLund Operations AB
Hostbruksvagen 10,
S-226 60 Lund, Sweden
46-46-18-19-06

ACMI :
Lisa Curtis, Vice President Marketing
Ron Honig, Corporate Counsel
(508) 804-2600

UROLOGIX, PROSTALUND AND ACMI SETTLE

PATENT INFRINGEMENT LAWSUIT

MINNEAPOLIS — January 27, 2004 — Urologix®, Inc. (NASDAQ:ULGX), ProstaLund Operations AB, ProstaLund AB and ACMI Corporation today announced that they have entered into a settlement agreement in a patent infringement lawsuit and counter lawsuit involving two of Urologix’ patents related to microwave treatment for benign prostatic hyperplasia. Urologix originally brought the lawsuit in March 2002 in United States District Court in the Eastern District of Wisconsin.

Under the terms of the settlement, the parties will dismiss all pending legal claims against each other and Urologix will grant ProstaLund a non-exclusive, royalty-free license under U.S. Patent Nos. 5,230,004 (‘004), 5,509,929 and 5,480,417 to sell the ProstaLund transurethral microwave thermotherapy system marketed in the United States by ACMI as the CoreTherm® device.

In October 2002, the Court determined that the ‘004 patent was invalid due to a filing lapse at the United States Patent and Trademark Office (“PTO”). The PTO subsequently issued an office action granting Urologix the benefit of the earlier office action on the ‘004 patent. Urologix filed a motion with the Court in November 2002 requesting that the Court vacate the October 2002 Order. The Court denied that motion in an April 2003 Order. Under the terms of the settlement, ProstaLund and ACMI have agreed to consent to a motion by Urologix to vacate the October 2002 Order and the April 2003 Order, both of which are interlocutory Orders as to which no final judgment has been entered.

All other terms of the settlement are confidential.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH. Over 130,000 patients have been treated with Cooled ThermoTherapy worldwide.

Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the rate of adoption of Cooled ThermoTherapy by the medical community; the ability of third-party suppliers to produce and supply products; the Company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; the impact of competitive treatments, products and pricing; the development and effectiveness of the Company’s sales organization and marketing efforts, developments in the reimbursement environment for the Company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy), the valuation of intangible assets and other risks, including those set forth in the Company’s reports filed with the Securities and Exchange Commission.

About ProstaLund

ProstaLund® is a company active in the field of medical technology since 1990. The Company is headquartered in Lund, Sweden. ProstaLund develops and sells equipment for transurethral microwave treatment of benign prostatic hyperplasia (“BPH”), including a device marketed under the name CoreTherm™. ProstaLund’s devices treat BPH based on a unique, computer programmed microwave treatment that constantly measures the internal temperature of the prostate gland during treatment to provide feedback on the progress of the treatment to the physician. The feedback feature of ProstaLund’s devices, in conjunction with other temperature sensors, produces a safe, individualized treatment with proven efficacy. In scientific studies, the method has shown comparable treatment results to TURP (Transurethral Resection of the Prostate). The Company’s operations are carried out in close collaboration with leading universities and hospitals around the world. ProstaLund’s equipment is FDA approved and CE marked.

About ACMI

ACMI, founded in 1908, is headquartered in Southborough, Massachusetts, and designs, manufactures, markets, and services minimally invasive medical devices for urology and gynecology applications. ACMI is a leading provider of endoscopy equipment that illuminates, provides visualization, and facilitates therapeutic treatments for urologists and gynecologists.

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